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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 28, 2000, with respect to the consolidated financial statements and related financial statement schedule of SFX Entertainment, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference from Clear Channel Communications, Inc.'s Current Report on Form 8-K dated June 14, 2000, previously filed with the Securities and Exchange Commission, in the this Post-effective Amendment No. 1 to Form S-4 (No. 333-32532) and related Prospectus thereto on Form S-8 of Clear Channel Communications, Inc. for the registration of 23,348,955 shares of its common stock.



                                           ERNST & YOUNG LLP

New York, New York
August 31, 2000